EXHIBIT 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE WENDY'S/ARBY'S GROUP, INC.
2010 OMNIBUS AWARD PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made as of ____________, 20__, by and between The Wendy's Company (the “Company”) and ____________________ (the “Participant”):

WHEREAS, the Company maintains the Wendy's/Arby's Group, Inc. 2010 Omnibus Award Plan (the “Plan”) under which the Compensation Committee of the Company's Board of Directors or a subcommittee thereof (the “Committee”) may, among other things, award shares of the Company's Common Stock, to such eligible persons under the Plan as the Committee may determine, subject to terms, conditions, or restrictions as it may deem appropriate;

WHEREAS, pursuant to the Plan, the Committee has awarded to the Participant a restricted stock unit award conditioned upon the execution by the Company and the Participant of a Restricted Stock Unit Agreement setting forth all the terms and conditions applicable to such award in accordance with Delaware law;

NOW, THEREFORE, in consideration of the mutual promises(s) and covenants(s) contained herein, it is hereby agreed as follows:

1. Defined Terms.  Except as otherwise specifically provided herein, capitalized terms used herein shall have the meanings attributed thereto in the Plan.

2. Award of Restricted Stock Units. Subject to the terms of the Plan and this Agreement, the Committee hereby awards to the Participant a restricted stock unit award (the “Restricted Stock Unit Award”) on ____________, 20__ (the “Award Date”), covering __________ shares of Common Stock (the “RSUs”). Each RSU represents the right to receive payment of one share of Common Stock as of the date the RSU is settled, to the extent the RSU is vested, subject to the terms of the Plan and this Agreement.

3. Vesting and Settlement.  Subject to the Participant's continued employment with the Company and its Subsidiaries (other than as set forth in Section 6 below):

3.1           One-third of the RSUs shall vest and become nonforfeitable on the first anniversary of the Award Date;

3.2           One-third of the RSUs shall vest and become nonforfeitable on the second anniversary of the Award Date; and

3.3           One-third of the RSUs shall vest and become nonforfeitable on the third anniversary of the Award Date (each such anniversary is referred to as a “Vesting Date”).

3.4    Promptly after each applicable Vesting Date (but in no event later than 74 days after the end of the calendar year in which the Vesting Date occurs), the Company shall distribute to the Participant one share of Common Stock for each vested RSU.

4.  Dividend Equivalent Rights. Each RSU shall also have a dividend equivalent right (a “Dividend Equivalent Right”).  Each Dividend Equivalent Right represents the right to receive all of the ordinary cash dividends that are or would be payable with respect to the RSUs.  With respect to each Dividend Equivalent Right, any such cash dividends shall be converted into additional RSUs based on the Fair Market Value of a share of Common Stock on the date such dividend is paid.  Such additional RSUs shall be subject to the same terms and conditions applicable to the RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer, forfeiture, vesting and settlement provisions contained in this Agreement.  In the event that a RSU is forfeited as provided in Section 6 below, then the related Dividend Equivalent Right shall also be forfeited.

5. Transferability.  The RSUs shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  The shares of Common Stock acquired by the Participant upon settlement of the RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, unless in compliance with all applicable securities laws as set forth in Section 15 below. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to the RSUs prior to settlement of any vested RSUs.

6. Effect of Termination of Employment.   In the event of (A) the termination of the Participant's employment or service by the Company other than for Cause (and other than due to death or Disability), or by the Participant for Good Reason, in each case within 12 months following a Change in Control, or (B) the termination of the Participant's employment or service due to death or Disability, outstanding RSUs hereby granted to the Participant shall become fully vested as of the date of such termination of employment or service. Upon voluntary termination of the Participant's employment with the Company or any of its Subsidiaries by the Participant other than for Good Reason, the Restricted Stock Unit Award, to the extent not already vested, shall be forfeited, unless otherwise determined by the Committee in its sole discretion.

7. Beneficiary.  The Participant may designate in writing a beneficiary(ies) to receive the stock certificates representing those RSUs that become vested and non-forfeitable and settled upon the Participant's death. The Participant has the right to change such beneficiary designation at will.

8. Withholding Taxes.  The Participant shall be required to pay to the Company, and the Company shall have the right and is hereby authorized to withhold, from any cash, shares of Common Stock, other securities or other property deliverable in respect of the RSUs or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes in respect of the RSUs, and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes. In addition, the Committee may, in its sole discretion, permit the Participant to satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required statutory withholding liability) by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable upon settlement of the RSUs a number of shares with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement will be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

9. Impact on Other Benefits.  The value of the Restricted Stock Unit Award (either on the Award Date or at the time any RSUs become vested and/or settled) shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

10. Administration.  The Committee shall have full authority and discretion (subject only to the express provisions of the Plan) to decide all matters relating to the administration and interpretation of this Agreement. All such Committee determinations shall be final, conclusive, and binding upon the Company, the Participant, and any and all interested parties.

11.     Funding.  Dividends and distributions with respect to the RSUs shall be paid directly by the Company.  The Company shall not be required to fund or otherwise segregate assets to be used for payment of these amounts under the Plan, and all obligations of the Company with respect to such amounts under the Plan shall remain subject to the claims of its general creditors.

12. Right to Continued Employment.  This grant does not constitute an employment contract. Nothing in the Plan or this Agreement shall be deemed to be a modification or waiver of the terms and conditions set forth in a written employment agreement for the Participant that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee.

13.     Clawback. Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company's issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to recover all or a portion of the RSUs (which may be accomplished by the Company's cancellation of the RSUs) or the shares of Common Stock issued upon settlement of the RSUs or any gain realized on the subsequent sale of Common Stock acquired upon vesting and settlement of the RSUs with respect to any fiscal year in which the Company's financial results are negatively impacted by such restatement.  If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment.  In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding awards, then such clawback or forfeiture provision shall also apply to the RSUs as if it had been included on the date of grant and the Company shall promptly notify the Participant of such additional provision.  In addition, if a court determines that the Participant has engaged or is engaged in Detrimental Activities during the Participant's employment with the Company or its Subsidiaries or after the Participant's employment or service with the Company or its Subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return the Common Stock received upon settlement of the RSUs, any gain realized on the settlement of the RSUs or the subsequent sale of Common Stock acquired upon vesting and settlement of the RSUs.

14. Bound by Plan.  The Restricted Stock Unit Award has been granted subject to the terms and conditions of the Plan, a copy of which has been provided to the Participant and which the Participant acknowledges having received and reviewed. Any conflict between this Agreement and the Plan shall be decided in favor of the provisions of the Plan. Any conflict between this Agreement and the terms of a written employment agreement for the Participant that has been approved, ratified or confirmed by the Board of Directors of the Company or the Committee shall be decided in favor of the provisions of such employment agreement. This Agreement may not be amended, altered, suspended, discontinued, cancelled or terminated in any manner that would materially and adversely affect the rights of the Participant except by a written agreement executed by the Participant and the Company.

15.     Securities Laws. The Participant agrees that the obligation of the Company to issue Common Stock upon vesting of the Restricted Stock Unit Award shall also be subject, as conditions precedent, to compliance with applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, state securities or corporation laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

16.    Electronic Delivery. By accepting the Restricted Stock Unit Award, the Participant hereby consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by Securities and Exchange Commission rules. This consent may be revoked in writing by the Participant at any time upon three business days' notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant.

17. Force and Effect.  The various provisions of this Agreement are severable in their entirety. Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

18. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

19. Successors.  This Agreement shall be binding and inure to the benefit of the successors, assigns and heirs of the respective parties.

20. Notices.  Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to The Wendy's Company, One Dave Thomas Blvd., Dublin, Ohio 43017, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to the Participant. Notices to the Participant will be directed to the address of the Participant then currently on file with the Company, or at any other address given by the Participant in a written notice to the Company.

21. Validity of Agreement. This Agreement shall be valid, binding and effective upon the Company on the Award Date. However, the RSUs shall be forfeited by the Participant and this Agreement shall have no force and effect if it is duly rejected. The Participant may reject this Agreement and forfeit the RSUs by notifying the Company or its designee in the manner prescribed by the Company and communicated to the Participant; provided that such rejection must be received by the Company or its designee no later than the earlier of (i) ____________, 20__ and (ii) the date the RSUs first vest pursuant to the terms hereof.  If this Agreement is rejected on or prior to such date, the RSUs evidenced by this Agreement shall be forfeited, and neither the Participant nor the Participant's heirs, executors, administrators and successors shall have any rights with respect thereto.

22.     Section 409A.  If any provision of this Agreement could cause the application of an accelerated or additional tax under Section 409A of the Code upon the vesting or settlement of the Restricted Stock Unit Award (or any portion thereof), such provision shall be restructured, to the minimum extent possible, in a manner determined by the Company (and reasonably acceptable to the Participant) that does not cause such an accelerated or additional tax. It is intended that this Agreement shall not be subject to Section 409A of the Code by reason of the short-term deferral rule under Treas. Reg. section 1.409A-1(b)(4) and this Agreement shall be interpreted accordingly.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer duly authorized thereto as of the _____ day of ____________, 20__.

THE WENDY'S COMPANY

By:
Name:
Title: